For the six months ended (a) 12/31/96
File number (c)811-2927

                                  SUB-ITEM 77C
               Submission of Matters to a Vote of Security Holders

     A Special Meeting of Shareholders was called for October 30, 1996. At such meeting the shareholders approved the following proposals.

1.   Approval that Edward D. Beach, Stephen C. Eyre, Delayne
D. Gold, Robert F. Gunia, Don G. Hoff, Robert E. LaBlanc, Mendel A. Melzer, Richard A. Redeker, Robin B. Smith, Stephen Stoneburn and Nancy H. Teeters are duly elected to serve as Directors of the Fund until the earlier to occur of
(i)the next meeting of Shareholders at which Directors are elected and until his or her successor shall have been duly elected and shall have qualified or (ii) their terms expire in accordance with the Fund's retirement policy. All such elected Directors are all Directors currently in office.

2. Approval that the proposed amendment of the Fund's fundamental investment restriction relating to investment in shares of investment companies as described in such Fund's proxy statement, which amendment permits the Fund to invest up to 10% of its total assets in shares of other investment companies, is hereby in all respects approved.

                    Affirmative              Negative
                    votes cast               votes cast
                    138,697,276              9,331,329

3. RESOLVED, that the proposed modification of the Fund's investment restriction relating to the making of loans, as set forth in such Fund's proxy statement, is hereby in all respects approved.

                    Affirmative              Negative
                    votes cast               votes cast
                    134,443,927              13,145,923

4. Approval that the selection of independent accountants for the Fund conditioned upon the right by vote of a majority of such Fund's outstanding voting shares at any meeting called for the purpose to terminate such employment forthwith without penalties, is in all respects hereby ratified, approved and confirmed.

                    Affirmative              Negative
                    votes cast               votes cast
                    188,620,312              2,899,067